UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549


                         SCHEDULE 13G/A
           Under the Securities Exchange Act of 1934

Amendment No. 1

Name of Issuer:  Journal Communications, INC.

Title of Class of Securities:  Class B & Class C Common Stock

CUSIP Number:  None

Date of Event Which Requires Filing of this Statement:
August 27, 2007

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

[   ]     Rule 13d-1(b)
[ X ]     Rule 13d-1(c)
[   ]     Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1.   NAME OF REPORTING PERSON
          Matex Inc.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
          a.   [   ]
          b.   [   ]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION
          Wisconsin, USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

     5.   SOLE VOTING POWER
              293,534.487 Class B Common Stock*
	      1,523,259.002 Class C Common Stock**

     6.   SHARED VOTING POWER
               N/A

     7.   SOLE DISPOSITIVE POWER
              293,534.487 Class B Common Stock*
	      1,523,259.002 Class C Common Stock**

     8.   SHARED DISPOSITIVE POWER
               N/A

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              293,534.487 Class B Common Stock*
	      1,523,259.002 Class C Common Stock**

10.  CHECK BOX IS THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES
          N/A

     11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          2.54% of Class B Common Stock
	 46.67% of Class C Common Stock

     12.  TYPE OF REPORTING PERSON*
          CO

*SEE INSTRUCTION BEFORE FILLING OUT!

	Item 1(a)	Name of Issuer:  Journal Communications, Inc.

	Item 1(b)	Address of Issuer's Principal Executive Offices:
			333 West State Street, Milwaukee, WI  53203

	Item 2(a)	Name of Person Filing:  Matex Inc.

	Item 2(b)	Address of Principal Business Office or, if none,
			Residence:  111 East Kilbourn Avenue, 19th Floor
			Milwaukee, Wisconsin 53202

	Item 2(c)	Citizenship:  United States

	Item 2(d)	Title of Class of Securities:  Class B & C Common Stock

	Item 2(e)	CUSIP Number:  None

	Item 3		Filer is filing this statement pursuant to
			Section 240.13d-1(c)

	Item 4		Ownership (as of December 31, 2007):

		(a)  Amount Beneficially Owned: 293,534.487 Class B Common Stock*
	      					1,523,259.002 Class C Common Stock**
		(b)  Percent of Class:  2.54% of Class B Common Stock
				       46.67% of Class C Common Stock
		(c)  Number of shares as to which such person has:

			(i)	sole power to vote or to direct the
				vote: 293,534.487 Class B Common Stock*
	     			      1,523,259.002 Class C Common Stock**
			(ii) 	shared power to vote or to direct the vote:
				N/A
			(iii) 	sole power to dispose or to direct the
				disposition of: 293,534.487 Class B Common Stock*
	      					1,523,259.002 Class C Common Stock**
			(iv) 	shared power to dispose or to direct the
				disposition of:  N/A

	Item 5		This statement is being filed to report the fact that, as of
			the date hereof, the reporting person has ceased to be the
			beneficial owner of more than five percent of the class of
			securities.

	Item 6		Board of Directors:
			Grant D. Abert
			David G. Meissner
			Barbara A. Tooman

	Item 7		Not Applicable

	Item 8		Not Applicable

	Item 9		Not Applicable

	Item 10		Certification

			By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


*	Class B Common Stock is convertible into Class A Common Stock on 1:1 basis.
**	Class C Common Stock is convertible into either (i) Class A and Class B
	on a basis of 1:0.248243 Class C to Class A and 1:1.115727 Class C to Class
	B, or (ii) Class A only on a basis of 1:1.36397 Class C to Class A.


	Signature:	After reasonable inquiry and to the best of my
			knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

	Date:		February 14, 2008.

				/s/

			Joseph E. Tierney III, Secretary